Exhibit 3

MINISTERIO DE ECONOMÍA Y FINANZAS

OFICINA GENERAL DE ASESORÍA JURÍDICA

“DECENIO DE LA IGUALDAD DE OPORTUNIDADES PARA MUJERES Y HOMBRES”

“AÑO DE LA RECUPERACIÓN Y CONSOLIDACIÓN DE LA ECONOMÍA PERUANA”

Lima, July 8, 2025

OFICIO No. 0005-2025-EF/42.01

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B (File No. 333-262067) (the “Registration Statement”) of the United States Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the issuance thereunder by the Republic of U.S.$480,196,000 aggregate principal amount of 5.500% U.S. Dollar-Denominated Global Bonds due 2036 (the “Bonds”), in exchange for its existing 7.350% U.S. Dollar-Denominated Global Bonds due 2025, 2.392% U.S. Dollar-Denominated Global Bonds due 2026, 4.125% U.S. Dollar-Denominated Global Bonds due 2027, 2.844% U.S. Dollar-Denominated Global Bonds due 2030 and 2.783% U.S. Dollar-Denominated Global Bonds due 2031, under Ministerial Resolution No.311-2025-EF/52 in accordance with Law No.32187, Law of Public Sector Indebtedness for Fiscal Year 2025, I have reviewed the following documents:

(i)	the Registration Statement;

(ii) the prospectus, dated January 25, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated June 25, 2025 (the “Prospectus Supplement”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act. The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”;

(iii) an executed copy of the Indenture, dated August 25, 2015, among the Republic, The Bank of New York Mellon, as Trustee (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch (formerly The Bank of New York Mellon (Luxembourg) S.A.), as Luxembourg Paying Agent and Luxembourg Transfer Agent (the “Indenture”);

(iv) duplicate of the global bond representing the Bonds;

(v) all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following:

1. the Political Constitution of the Republic of Peru of 1993, in particular Article 75;

2. Law No. 32187, Law of Public Sector Indebtedness for Fiscal Year 2025;

3. Ministerial Resolution No.311-2025-EF/52; and

(vi) all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the current laws of Peru as of the date of this opinion, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof by the Trustee pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the year ended December 31, 2023 (the “Annual Report”) and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Annual Report, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Marielle Door Salas
Marielle Door Salas
General Counsel of the Ministry of Economy and Finance of Peru

1.

POLITICAL CONSTITUTION OF PERU

(…)

TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education, security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience. Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection mechanisms set forth in the contract or contemplated by law.

By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interest consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. It also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation and transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Regional and local governments may create, modify, and eliminate taxes and rates, or exempt the same within their jurisdiction and within the limits defined by law. In exercising its taxing power, the State shall respect the principle of the legal reservation and those principles concerning equality and respect for basic rights of the person. No tax shall have a confiscatory nature.

Budget Acts and emergency decrees shall not contain provisions on taxes. Laws concerning annual taxes come into force on the first day of January of the year following their enactment. Tax provisions set forth in violation of this article are null and void.

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources arid property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

Article 77: The economic and financial administration of the State is governed by the budget passed annually by Congress. The budget structure of the public sector consists of two parts: the central government and decentralized agencies.

The budget allocates public resources fairly. Its programming and implementation depend on efficiency criteria that concern basic social necessities and decentralization.

In accordance with the law, every circumscription shall receive an adequate share of the total income and revenue collected by the State for the utilization of natural recourses in each zone as a natural resource royalty (canon).

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de la Nación are not accounted as fiscal income.

Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister of Economy and Finance sustains the income statement before the Plenary Assembly of Congress. Each minister maintains the expenditure statement of his own sector; prior to that, they shall sustain the outcomes and goals of the previous year budget execution, and the budget implementation progress of the current fiscal year. Joint meetings of legislative chambers Likewise, the Chief Justice of the Supreme Court, the Prosecutor General of the Nation, and the President of the National Election Board sustain the statements of their own institutions.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

The General Account is examined and reported upon by a review committee by October 15th. Congress shall vote on its passage at the latest on October 30th. If the Congress fails to vote within this period, the review committee shall submit its opinion to the Executive Branch so that it may enact a legislative decree that includes the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System. It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. Its functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

LAW N° 32187

LAW OF PUBLIC SECTOR INDEBTEDNESS FOR THE FISCAL YEAR 2025

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

THE CONGRESS OF THE REPUBLIC

has enacted the following law:

LAW OF PUBLIC SECTOR INDEBTEDNESS FOR THE FISCAL YEAR 2025

CHAPTER I

GENERAL PROVISIONS

Article 1. Purpose of the Law

1.1. This law aims to regulate the conditions for public sector borrowing for the Fiscal Year 2025, in accordance with Article 9 of Legislative Decree 1437, Legislative Decree of the National Public Debt System.

1.2. For the purposes of this law, when mentioning “Legislative Decree” it refers to Legislative Decree 1437, Legislative Decree of the National Public Debt System, or any replacement regulation.

Article 2. Annual Commission

The annual commission, whose collection is authorized to the Ministry of Economy and Finance under Article 37 of the Legislative Decree, is equivalent to 0.1% on the outstanding balance of the corresponding operation.

Article 3. Maximum amounts authorized for contracting external and internal borrowing operations

3.1. The National Government is authorized to enter into external borrowing operations for an amount up to US$ 2,700,000,000.00 (TWO BILLION SEVEN HUNDRED

MILLION AND 00/100 U.S. DOLLARS), allocated as follows:

1.	Economic and social sectors, up to US$ 1,700,000,000.00 (ONE BILLION SEVEN HUNDRED MILLION AND 00/100 U.S. DOLLARS).

2.	Support to the balance of payments, up to US$ 1,000,000,000.00 (ONE BILLION AND 00/100 U.S. DOLLARS).

3.2. The National Government is authorized to enter into internal borrowing operations for an amount not exceeding S/ 37,693,500,000.00 (THIRTY-SEVEN BILLION SIX HUNDRED NINETY-THREE MILLION FIVE HUNDRED THOUSAND AND 00/100

SOLES), allocated as follows:

1.	Economic and social sectors, up to S/ 15,360,000,000.00 (FIFTEEN BILLION THREE HUNDRED SIXTY MILLION AND 00/100 SOLES).

2.	Support to the balance of payments, up to S/ 22,287,500,000.00 (TWENTY- TWO BILLION TWO HUNDRED EIGHTY-SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 SOLES).

3.	ONP Bonds, up to S/ 46,000,000.00 (FORTY-SIX MILLION AND 00/100 SOLES).

3.3. The General Directorate of the Public Treasury is authorized to make reallocations between the borrowing amounts set forth in items 1 and 2 of paragraph 3.1 and items 1 and 2 of paragraph 3.2, interchangeably, including the unplaced amount from the issuance approved in paragraph 6.1 of Article 6 of this law, without exceeding the total maximum amount established by law for external and internal borrowing, as applicable.

3.4. Prior to any reallocation, the Ministry of Economy and Finance must report it to the Budget and General Account Commission of the Congress of the Republic, indicating the amounts and reasons for such reallocation for their information.

Article 4. Credit Rating

The credit rating referred to in Article 57 of the Legislative Decree is required when the amount of the individual or accumulated loan arrangements entered into by the respective regional or local government, whether with or without a National Government guarantee, during Fiscal Year 2025, exceeds the equivalent of S/ 15,000,000.00 (FIFTEEN MILLION AND 00/100 SOLES).

Article 5. Maximum Amount of National Government Guarantees under the Private Investment Promotion Processes through Public-Private Partnerships

The National Government is authorized to grant or contract guarantees to back obligations derived from the Private Investment Promotion Processes through Public- Private Partnerships for an amount not exceeding US$ 631,410,502.00 (SIX HUNDRED THIRTY-ONE MILLION FOUR HUNDRED TEN THOUSAND FIVE HUNDRED TWO AND 00/100 UNITED STATES DOLLARS) plus the General Sales Tax (IGV), or its equivalent in local currency, in accordance with the provisions of Article 29 and subsection 46.4 of Article 46 of the Legislative Decree.

Article 6. Approval of Bond Issuance

6.1. The internal issuance of bonds is approved, which may be carried out by the National Government in one or more placements, for an amount up to S/ 23,427,300,000.00 (TWENTY-THREE BILLION FOUR HUNDRED TWENTY-SEVEN MILLION THREE HUNDRED THOUSAND AND 00/100 SOLES), charged against the debt operations referred to in items 1 and 2 of subsection 3.2 of Article 3.

6.2. When the debt amount specified in items 1 and 2 of subsection 3.2 of Article 3 is reassigned pursuant to subsection 3.3 of Article 3, the external or internal issuance of bonds is approved, which may be carried out by the National Government in one or more placements, for the amount resulting from the reallocation of the debt levels specified in said Article 3.

6.3. If financial conditions are favorable, as established in subsection 27.5 of Article 27 of the Legislative Decree, the external and/or internal issuance of bonds is approved, which may be carried out by the National Government in one or more placements, in order to pre-finance the requirements of the next fiscal year contemplated in the Multiannual Macroeconomic Framework or the corresponding Macroeconomic Forecast Report.

6.4. The internal bond issuances referred to above are subject to the provisions of the Market Makers Program Regulation and the Sovereign Bond Regulation, as applicable.

6.5. The internal issuance of bonds is approved, which may be carried out by the National Government in one or more placements, for exclusive use in repo operations under the provisions of the fifth final complementary provision of the Legislative Decree, provided that the outstanding balance as of December 31, 2025 does not exceed S/ 3,000,000,000.00 (THREE BILLION AND 00/100 SOLES).

6.6. Within thirty (30) days following the completion of the operations conducted under this article, the Ministry of Economy and Finance shall report on such operations to the Budget and General Account Committee of the Congress of the Republic and to the Office of the Comptroller General of the Republic.

Article 7. Approval of Debt Management Operations and Bond Issuance

7.1. Debt management operations are approved for an amount equivalent, in local or foreign currency, to US$ 10,000,000,000.00 (TEN BILLION AND 00/100 UNITED STATES DOLLARS), which may be carried out by the National Government in one or more tranches through prepayment, debt exchange or swap, repurchase, among others, as provided in subsection 15.2 of Article 15 of the Legislative Decree.

7.2. The external and/or internal issuance of bonds is approved, which may be carried out by the National Government in one or more placements, up to the amount required to implement the debt management operations referred to in the preceding paragraph.

7.3. The aforementioned internal bond issuance is subject to the provisions of the Market Makers Program Regulation and the Sovereign Bond Regulation, as applicable.

7.4. Within thirty (30) days following the completion of the operations conducted under this article, the Ministry of Economy and Finance shall report on such operations to the Budget and General Account Committee of the Congress of the Republic and to the Office of the Comptroller General of the Republic.

Article 8. Implementation of Debt and Debt Management Operations

8.1. For the implementation of external bond issuances referred to in Articles 6 and 7, and internal bond issuances in case a placement mechanism is used to replace the Market Makers Program, the general terms and conditions of the respective bonds, the appointment of the investment bank(s) providing structuring and placement services, and other entities providing complementary services, among other matters, shall be determined by ministerial resolution of the Ministry of Economy and Finance.

8.2. In the case of a risk hedging operation, the amounts and the related debt operations to be covered shall be determined by ministerial resolution of the Ministry of Economy and Finance, which shall also designate the counterparties and approve the contracts and documents required for implementation, among other aspects.

8.3. Within thirty (30) days following the completion of the operations conducted under Articles 6 and 7, the Ministry of Economy and Finance shall report on such operations to the Budget and General Account Committee of the Congress of the Republic and to the Office of the Comptroller General of the Republic.

CHAPTER II

SPECIFIC PROVISIONS

Article 9. Companies and Shareholders Failing to Meet Their Obligations

9.1. Companies and their shareholders that received State guarantees to obtain resources from abroad and failed to meet their payment obligations are not allowed to be bidders, contractors, or to participate in investment promotion activities carried out by the State, until they fully repay their debt.

9.2. This article also applies to companies with a new name or business name and shareholders who have assumed the assets of the defaulting company.

Article 10. Deadline for the Approval of Ongoing Debt Operations

Debt operations corresponding to Fiscal Year 2024, covered under subsections 1 and 2 of paragraph 3.1 and subsections 1, 2, and 3 of paragraph 3.2 of Article 3 of Law No. 31955, Public Sector Indebtedness Law for Fiscal Year 2024, which are still in process as of December 31, 2024, may be approved during the first quarter of Fiscal Year 2025, under the provisions of the aforementioned law.

Article 11. Reassignment of Available Shares of the Inter-American Investment Corporation (IIC)

11.1. The proposal for the reassignment of available shares of the Inter-American Investment Corporation (IIC) is approved, in accordance with the provisions of Annex A of Resolutions AG-9/15 and CII/AG-2/15, and the terms and conditions approved by the Executive Board on August 4, 2015, for the reassignment of the shares outlined in Annex A (Document CII/GN-305-2).

11.2. As part of the said share reassignment process, the Republic of Peru subscribes to and pays for one hundred and one (101) additional shares for a total value of US$ 2,020,000.00 (TWO MILLION TWENTY THOUSAND AND 00/100 UNITED STATESDOLLARS).

11.3. The subscription of these shares shall be paid in a single installment during Fiscal Year 2025.

Article 12. Bond Issuance under the Liquidity Management Framework

The Ministry of Economy and Finance, through the General Directorate of Public Treasury, is authorized to issue during Fiscal Year 2025 the outstanding balance of sovereign bonds authorized under Articles 6 and 7 of Laws No. 31640 and 31955, Public Sector Indebtedness Laws for Fiscal Years 2023 and 2024, respectively, in order to restore the resources used within the liquidity management framework to their respective source.

Article 13. Subscription of Shares in the Inter-American Investment Corporation (IIC)

13.1. The capital increase of the Inter-American Investment Corporation (IIC) is approved, amounting to US$ 3,500,000,000.00 (THREE BILLION FIVE HUNDRED MILLION AND 00/100 UNITED STATES DOLLARS), divided into one hundred sixty-six thousand six hundred sixty-six (166,666) shares, each with a nominal value of US$ 10,000.00 (TEN THOUSAND AND 00/100 UNITED STATES DOLLARS) and a base price of US$ 21,000.00 (TWENTY-ONE THOUSAND AND 00/100 UNITED STATES DOLLARS), pursuant to the terms of Joint Resolution CII/AG-5/24 of the IIC Board of Governors dated March 10, 2024, titled: “New Vision and Business Model for the Inter- American Investment Corporation: Capitalization Proposal and Implementation Plan.”

13.2. Within the framework of said capital increase, the Republic of Peru subscribes to and pays for five thousand five hundred eighteen (5,518) shares for a total value of US$ 115,878,000.00 (ONE HUNDRED FIFTEEN MILLION EIGHT HUNDRED SEVENTY-EIGHT THOUSAND AND 00/100 UNITED STATES DOLLARS).

13.3. The subscription shall be paid in seven (7) annual installments no later than November 30 of each year from 2025 to 2031.

Article 14. Contribution to the International Fund for Agricultural Development (IFAD) The proposal for the Thirteenth Replenishment of Resources to the International Fund for Agricultural Development (IFAD) is approved, whereby the Republic of Peru contributes the amount of US$ 375,000.00 (THREE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 UNITED STATES DOLLARS), to be paid in a single installment during Fiscal Year 2025.

Article 15. Constitutive Agreement and Contribution to the Multilateral Investment Fund IV (MIF IV)

The Constitutive Agreement of the Multilateral Investment Fund IV (MIF IV) is approved, as well as the contribution by the Republic of Peru to said fund, in an amount up to US$ 6,916,996.05 (SIX MILLION NINE HUNDRED SIXTEEN THOUSAND NINE HUNDRED NINETY-SIX AND 05/100 UNITED STATES

DOLLARS), to be paid in up to four (4) annual and preferably equal installments, starting in Fiscal Year 2026.

Article 16. Implementation of Assumption and Recognition of Payment Obligations Arising from Contracts Entered into with the Inter-American Development Bank (IDB) and the International Bank for Reconstruction and Development (IBRD), under Law No. 30900, the Law Establishing the Urban Transport Authority for Lima and Callao (ATU)

16.1. For the purpose of implementing the assumption by the National Government of obligations arising from contracts related to the provision of public land transport services, which were under the responsibility of the Metropolitan Municipality of Lima, pursuant to the eighth final complementary provision of Law No. 30900 and supplemented by Executive Presidency Resolution No. 127-2020-ATU/PE, the General Directorate of Public Treasury is authorized to record as public debt the obligations assumed by the National Government as of September 14, 2020, corresponding to the external debt operations entered into by the aforementioned Municipality with the Inter- American Development Bank (IDB) and the International Bank for Reconstruction and Development (IBRD) to partially finance the “Urban Transport Program of Metropolitan Lima – North-South Subsystem,” which are backed by the National Government under Articles 1 and 2 of Supreme Decree No. 194-2003-EF.

16.2. The General Directorate of Public Treasury, the Urban Transport Authority for Lima and Callao (ATU), and the Metropolitan Municipality of Lima shall sign a reconciliation agreement within fifteen (15) business days from the effective date of this law, establishing the amount of debt assumed and recognized by the National Government.

16.3. Additionally, the aforementioned Directorate is authorized to reimburse the Metropolitan Municipality of Lima for payments made to the IDB and IBRD from September 14, 2020, to the effective date of this legal provision, corresponding to the obligations derived from the external debt operations referred to in subsection 16.1.

16.4. The General Directorate of Public Treasury shall cover the payment of the obligations referred to in the preceding subsections using budgetary resources allocated to servicing the public debt.

16.5. The Ministry of Economy and Finance, through the General Directorate of Public Treasury, shall agree with the said Municipality on the terms and conditions under which the aforementioned Directorate shall carry out the reimbursement mentioned above.

16.6. The Director General of the General Directorate of Public Treasury is authorized to sign the documents required to implement the provisions of this article.

Article 17. Participation in Regional Financial Facility Schemes

17.1. The General Directorate of Public Treasury is authorized to participate in the design and implementation of regional financial facility schemes within the scope of multilateral credit organizations, which allow Peru and other countries to access loans to finance investment projects for sustainable development, with such schemes benefiting from partial guarantees from the respective international organization.

17.2. Prior to entering into the respective loan under the regional financial facility scheme, the aforementioned Directorate is authorized to negotiate and agree upon the terms and conditions of the counter-guarantees to be provided by the Republic of Peru in order to participate in said schemes, and to sign the documents required for such participation. These documents may include the commitment by the Peruvian State to enter into the loan referred to above.

17.3. The documents referred to in paragraph 17.2 shall be approved by ministerial resolution of the Ministry of Economy and Finance.

Article 18. Extension of Deadlines Established in Emergency Decree No. 010-2022, Emergency Decree No. 023-2022, and Emergency Decree No. 013-2024

18.1. The deadline for the reimbursement of the Treasury Cancelatory Documents referred to in Article 4 of Emergency Decree No. 010-2022, which establishes extraordinary economic and financial measures to ensure the local fuel market, including its amendments and extensions, is extended until December 31, 2028.

18.2. The deadline established in Article 3 of Emergency Decree No. 023-2022, which provides economic and financial measures to prevent fuel shortages nationwide, including its amendments and extensions, is extended until December 31, 2028.

18.3. The General Directorate of Public Treasury is authorized to sign the documents required to implement the aforementioned deadline extensions.

18.4. The deadline established in Article 5 of Emergency Decree No. 013-2024, which establishes extraordinary and urgent economic and financial measures to overcome the financial situation of PETROPERU S.A., ensure the nationwide marketing of hydrocarbons, and support the company’s sustainability, is extended until December 31, 2028.

FINAL COMPLEMENTARY PROVISIONS

The present law enters into force on January 1, 2025, except for the provisions in Article 16, Final Complementary Provision Two, and the First and Second Modifying Complementary Provisions of this law, which shall enter into force on the day following the publication of this law in the official gazette.

SECOND. Authorization to Honor Sovereign Guarantees under the REACTIVA PERÚ Program

1.

The General Directorate of Public Treasury is authorized to honor the guarantees granted under the National Government Guarantee Program for Continuity in the Payment Chain – “REACTIVA PERÚ” Program, established by Legislative Decree No. 1455, which created the Reactiva Perú Program to ensure continuity in the payment chain in response to the impact of COVID-19, for loans that were subject to repurchase agreements with the Central Reserve Bank of Peru and that, as of the effective date of this law, have been settled.

2.

For this purpose, the General Directorate of Public Treasury shall request information from the Development Finance Corporation (COFIDE S.A.) regarding the settled operations. COFIDE must comply with said request within five (5) business days.

3.

Subsequently, COFIDE shall request the General Directorate of Public Treasury to honor the guarantees in order to make payments to the Financial System Companies, in accordance with instructions provided by the Directorate. The honored amount includes the outstanding balance of the granted loan and the interest on the repurchase agreement, as reported by the Central Reserve Bank of Peru.

4.

For repurchase operations that are settled by the Central Reserve Bank of Peru after the effective date of this law, but before the deadline established in paragraph 3.4 of Article 3 of Legislative Decree No. 1455, the provisions of paragraphs 1 and 3 above shall apply.

THIRD. Resources from Private Investment Promotion Processes through Public- Private Partnerships

It is established that the resources allocated for the payment of supervision of works and/or design, assumed by concessionaires in compliance with obligations provided in contracts derived from Private Investment Promotion processes through Public-Private Partnerships, shall be incorporated into the institutional budget of the recipient entities under the Determined Resources funding source, in accordance with the procedures of the National Public Budget System. Said resources shall be deposited into the account designated by the General Directorate of Public Treasury. Where applicable, the reimbursement of unused amounts shall be handled in accordance with the rules of the National Treasury System.

FOURTH. Resources Received by the Ministries of Interior and Defense

It is established that the resources received by the Ministries of Interior and Defense, under applicable regulations and exclusively intended to finance the purchase of clothing, equipment, and materials needed for the professional training process of students entering the National Police of Peru training schools, or as a guarantee of their continued enrollment in the Armed Forces schools, shall be incorporated under the Determined Resources funding source, in accordance with the procedures of the National Public Budget System. These resources shall be deposited into the account designated by the General Directorate of Public Treasury.

11.2 Debt Operations may take the following forms:

7. Securitizations of assets or freely disposable resource flows of the holder, for the establishment of the respective trust.

11.3 Debt Operations may be used for:

1.	Execution of investment projects or programs. “Article 27.

Agreement of Debt Operations

1.2 The requirements for approving National Government Debt Operations intended to finance investment projects or programs are:

3. In the case of External or Domestic Debt Operations, a favorable opinion from the General Directorate of Multiyear Investment Programming on the investment project or program is required and must be requested prior to the declaration of feasibility.

The General Directorate of Multiyear Investment Programming may issue a favorable opinion on investment projects or programs that, exceptionally, require an External or Domestic Debt Operation after the declaration of feasibility.

In the case of Debt Operations intended to finance investment projects or programs of state financial companies, a favorable opinion from the General Directorate of Multiyear Investment Programming is also required.

“Article 47. Contingent Financing

47.2 Contracts for such Contingent Financing with multilateral credit organizations, governments, or their official agencies, as well as those contracted under treaties, individually or jointly with other member countries, are exempt from the regulations on government procurement. In the case of such contracts being entered into with entities other than those mentioned, they shall be executed according to a procedure to be established by supreme decree, with the approving vote of the Council of Ministers and endorsed by the President of the Council of Ministers and the Minister of Economy and Finance.

[...]”

SECOND. Incorporation of paragraph 47.5 into Article 47 and of the fifth and sixth final complementary provisions into Legislative Decree 1437, Legislative Decree of the National Public Debt System

Paragraph 47.5 is incorporated into Article 47, and the fifth and sixth final complementary provisions are added to Legislative Decree 1437, Legislative Decree of the National Public Debt System, as follows:

“Article 47. Contingent Financing [...]

47.5 Prior to the execution of the respective contingent financing agreement with a multilateral credit organization, government, or their official agencies, as well as those contracted under treaties, the General Directorate of the Public Treasury is authorized to sign the necessary documents for participating in its design and preparation. These documents may include the commitment of the Peruvian State to cover expenses arising from such design and preparation, either individually or jointly. These documents are approved by ministerial resolution of the Ministry of Economy and Finance.

“Fifth. Issuance of sovereign bonds for Repo Operations

1.

The General Directorate of the Public Treasury is authorized to issue sovereign bonds, in one or more placements, for exclusive use in repo operations conducted under Law No. 30052, Law on Repo Operations.

2.

Said issuances are not subject to the limits established in the Annual Public Sector Debt Laws, and their use in repo operations has no budgetary implications. These annual laws shall establish the maximum amount of outstanding debt as of December 31 of each fiscal year.

3.	At the end of each repo operation, early redemption of the sovereign bonds involved in the respective operation shall be carried out.

4.	The General Directorate of the Public Treasury is authorized to issue the regulatory provisions required to implement this provision.”

“Sixth. Recovery of amounts derived from the honoring of Government guarantees

1.

The administration and recovery of accounts receivable in favor of the General Directorate of the Public Treasury under financial support programs or similar schemes, created by express law to back loans and loan portfolios, may be carried out through a trust, commission of trust, or other similar mechanism that allows maximizing the recovery of these amounts.

2.

For the purposes of the preceding paragraph, the General Directorate of the Public Treasury is authorized to contract the services of the Development Finance Corporation (COFIDE S.A.) or the Bank of the Nation, and may enter into the necessary agreements with said entities; such agreements are approved by ministerial resolution of the Ministry of Economy and Finance.

3.

The Operating Regulation shall establish the terms and conditions under which the administration and recovery of such accounts receivable will take place, including interest discounts based on the debtors’ payment capacity, as well as any other actions or operations permitted by the ESF’s policies and procedures, such as refinancing, sale or assignment of portfolios, and other recovery or collection operations that maximize recovery of honored guarantees. It shall also include responsibilities, commissions, and costs associated with recovery. These accounts receivable may be transferred to the recovery mechanism even before the end of the respective financial support program or similar scheme. Said Operating Regulation shall be approved by supreme decree endorsed by the Minister of Economy and Finance.

4.

The commission for COFIDE S.A. or the Bank of the Nation, as applicable, as well as the expenses arising from the implementation of this provision, shall be borne by the Ministry of Economy and Finance, charged to the available resources of the trusts established under the respective financial support programs or similar schemes, or, if insufficient, to the budgetary resources of the General Office of Administration of the Ministry of Economy and Finance.”

THIRD. Amendment to paragraph 25.1 of Article 25 of Legislative Decree 1440, Legislative Decree of the National Public Budget System

Paragraph 25.1 of Article 25 of Legislative Decree 1440, Legislative Decree of the National Public Budget System, is amended as follows:

“Article 25. Coordination in Public Sector Financial Management

25.1 To estimate the Multiannual Macroeconomic Framework (APM), the following information is required for the corresponding multiannual period:

a) From the General Directorate of Macroeconomic Policy and Fiscal Decentralization: information on revenue by source of financing and item, as appropriate, including risk scenarios for deviations in revenue projections; as well as limits on non-financial and current expenditure without maintenance, as applicable, in consistency with current fiscal rules, to be considered in the Annual Public Sector Budget Laws; among other macroeconomic variables.

b) From the General Directorate of Multiyear Investment Programming: the Multiyear Investment Program, which includes a diagnosis of infrastructure and public service access gaps, prioritization criteria, and the investment portfolio of the sectors of the National Government, Regional Governments, and Local Governments.

c) From the General Directorate of Fiscal Management of Human Resources: the costs of revenues corresponding to Public Sector Human Resources, whether permanent, periodic, exceptional, or occasional, including projected costs of any personnel compensation measures to be implemented.

d) From the General Directorate of the Public Treasury: the financial structuring of the Public Sector Budget, identifying short- and medium-term capital requirements.

[...]”

FOURTH. Incorporation of the ninth and tenth final complementary provisions into Law No. 30897, Law for the Promotion of Investment and Development of the Department of Loreto

The ninth and tenth final complementary provisions are incorporated into Law No. 30897, Law for the Promotion of Investment and Development of the Department of Loreto, as follows:

“NINTH. On Debt Service

Authorize the use of the resources transferred pursuant to Article 3 and paragraph 2 of the seventh final complementary provision of this law to guarantee and service the debt resulting from public debt operations contracted in accordance with current regulations, undertaken to finance investment projects, including the acquisition of machinery and equipment referred to in Article 6 and paragraph 2 of the eighth final complementary provision.”

“TENTH. Use of Debt Proceeds

The resources obtained through public debt operations, whose debt service is covered by the trust under the authorization provided in the preceding provision, shall be used exclusively for the execution of the investment projects referred to in this law.”**

FIFTH. Amendment to the second paragraph of the sixth final complementary provision of Legislative Decree 1275, Legislative Decree approving the Framework for Fiscal Responsibility and Transparency of Regional and Local Governments

The second paragraph of the sixth final complementary provision of Legislative Decree 1275, Legislative Decree approving the Framework for Fiscal Responsibility and Transparency of Regional and Local Governments, is amended as follows:

“Sixth. Prerequisite of Compliance with Fiscal Rules by Regional and Local Governments

(...)

Regional and local governments that hold a current credit rating of A or higher, issued by two credit rating agencies registered in the Public Registry of the Securities Market of the Superintendence of the Securities Market (SMV), in accordance with the Consolidated Text of the Securities Market Law, may manage direct or guaranteed debt operations under current regulations. In such cases, Articles 6, 7, and 8 of this law shall not apply. The fiscal and financial situation following such debt operations shall be monitored by the Ministry of Economy and Finance through a Multiannual Fiscal Management Report, which must be submitted by the exempted Regional and Local Governments, under the responsibility of their Head, in accordance with the frequency and content defined in the regulation of this law and must include information that allows the monitoring of their public finances.”**

SIXTH. Amendment of Articles 15, 20, and 21 of Legislative Decree No. 1436, Legislative Decree Framework for Public Sector Financial Management

The following are amended: numerals 15.1 and 15.2 of Article 15; subparagraph 2 of numeral 20.2 of Article 20; and subparagraph 4 of numeral 21.2 of Article 21 of Legislative Decree No. 1436, Framework Legislative Decree for Public Sector Financial Management, as follows:

TENTH. Amendment to paragraph 3 of the First Final Complementary Provision of Legislative Decree No. 1645, Legislative Decree Strengthening the National Treasury System and the National Public Debt System

Paragraph 3 of the First Final Complementary Provision of Legislative Decree No. 1645, Legislative Decree that strengthens the National Treasury System and the National Public Debt System, is amended as follows:

“3. The Fiscal Risk Directorate shall receive information and/or reports related to Fiscal Risk Management activities from the bodies of the Ministry of Economy and Finance and from public entities responsible for such management, in the content, timing, and delivery format established by said Directorate. The bodies of the Ministry of Economy and Finance covered by this provision include the General Directorate of the Public

Treasury, the General Directorate of Public Accounting, and the General Directorates under the Office of the Deputy Minister of Economy. All of them must include, among their specific functions contained in the respective management documents, the provisions established in this paragraph. Public entities referred to herein include FONAFE and the Presidency of the Council of Ministers. Should the Fiscal Risk Directorate subsequently identify new responsible entities, such entities shall submit the corresponding information and/or reports on Fiscal Risk Management activities, in the content, timing, and format established by the said Directorate.”

ELEVENTH. Amendment of the Thirteenth and Twenty-Ninth Final Complementary Provisions of Law No. 32069, General Law on Public Procurement

The Thirteenth and Twenty-Ninth Final Complementary Provisions of Law No. 32069, General Law on Public Procurement, are amended as follows:

“FINAL COMPLEMENTARY PROVISIONS

THIRTEENTH. Actions under the responsibility of the OECE and Perú Compras

3. As of the publication of the regulation, the OSCE and Perú Compras shall manage and approve directives, guidelines, management instruments, and/or any regulations necessary for the development and implementation of this law. Furthermore, the OSCE shall propose and manage the approval of the Organization and Functions Regulation of the OECE and shall prepare, manage, and approve its Single Text of Administrative Procedures. The validity of these instruments is conditional upon the entry into force of the law and its regulation.”

TWENTY-NINTH. Entry into force of the law

This law shall enter into force ninety calendar days from the day following the publication of its regulation, except for numerals 1 and 2 of the Thirteenth, Sixteenth, Nineteenth, and Twenty-Eighth Final Complementary Provisions, as well as the Sole Amending Complementary Provision, which shall enter into force on the day following the publication of this law in the official gazette El Peruano.

Numeral 3 of the Thirteenth Final Complementary Provision shall enter into force on the day following the publication of the regulation of this law in the official gazette El Peruano.”

TWELFTH. Amendment of subparagraph d) of paragraph 11.3 of Article 11, subparagraph b) of paragraph 20.2 of Article 20, and paragraphs 41.1, 41.2, and 41.5 of Article 41, as well as paragraph 1 of the First Transitory Complementary Provision of Law No. 32069, General Law on Public Procurement

Subparagraph d) of paragraph 11.3 of Article 11, subparagraph b) of paragraph 20.2 of Article 20, and paragraphs 41.1, 41.2, and 41.5 of Article 41, as well as paragraph 1 of the First Transitory Complementary Provision of Law No. 32069, General Law on Public Procurement, are amended as follows:

“Article 11. Definition and functions of the OECE

11.3 The OECE shall have the following functions:

(...)

d) Administer, design, develop, manage, and integrate data, and evaluate the performance of the digital tools under its responsibility, which are part of the Pladicop.

Article 20. Definition and functions of the Public Procurement Center (Perú Compras)

20.2 The functions of Perú Compras are:

(...)

b) Administer, design, develop, manage, and integrate data, and evaluate the performance of the digital tools under its responsibility, which are part of the Pladicop.

Article 41. Digital Platform for Public Procurement (Pladicop)

41.1 The Pladicop is the set of digital tools that enable the management and integration of procurement-related information within the scope of the National Public Procurement System (SNA).

41.2 Through the digital tools that make up Pladicop, electronic transactions, information exchange, and the dissemination and transparency of public procurement are managed. Contracting entities are required to register the necessary information related to the procurement process.

(...)

41.5 The entities responsible for the digital tools that make up Pladicop shall periodically carry out specialized cybersecurity audits in accordance with international standards.”**

TRANSITIONAL SUPPLEMENTARY PROVISIONS

First. Integration of the digital tools that make up Pladicop

The information from the State Electronic Procurement System (SEACE), the RNP, the digital tool for minor contracts, and other complementary systems related to public procurement are part of Pladicop.

The integration of the digital tools that make up Pladicop is progressive. This integration is coordinated among the actors administering said tools.

Thirteenth. Amendment to subsection 1 of numeral 15.3 of Article 15 of Legislative Decree No. 1441, Legislative Decree of the National Treasury System

Subsection 1 of numeral 15.3 of Article 15 of Legislative Decree No. 1441 is amended as follows:

“Article 15. Revenue Management (...)

15.3 Directly Collected Revenues are governed as follows:

1. Revenues from fees, non-tax revenues, and fines collected by the entities referred to in items i. and ii. of subsection a. of numeral 1 of Article 3, under the applicable legislation, constitute resources of the Public Treasury. Said revenues are estimated and allocated as Ordinary Resources in the budget of the respective collecting entities, in accordance with the rules of the National Public Budget System.”

Fourteenth. Amendment to paragraph 6.1 of Article 6 of Law No. 31069, Law that Strengthens the Revenues and Investments of Regional Governments through the Regional Compensation Fund (FONCOR)

Article 6 of Law No. 31069 is amended as follows:

“Article 6. Use of the resources of the Regional Compensation Fund (Foncor)

6.1 The resources of Foncor are allocated to finance or co-finance regional impact investments that contribute to closing infrastructure or public service access gaps, productive projects, and research for technological innovation and competitiveness, aligned with development plans in accordance with the rules of the National Multiannual Programming and Investment Management System; as well as for debt service payments corresponding to borrowing operations undertaken by Regional Governments, with or without National Government guarantees, or that the latter has agreed to and transferred through a resource transfer agreement for such purposes. These funds may also be used for the payment of tax and non-tax debts owed to the Social Health Insurance—ESSALUD.

6.3 In the case of the Social Health Insurance - ESSALUD, the transferred funds are allocated to health infrastructure investment projects and/or IOARR (optimization, marginal expansion, rehabilitation, and replacement investments), for the objectives and purposes of said entity. These transfers are made to the Ministry of Labor and Employment Promotion, to be further transferred to ESSALUD to finance the development and execution of health investments.”

Fourteenth (bis). Amendment to Articles 4 and 5 of Law No. 31903, Law establishing the free disposal of funds from deduction accounts to strengthen the financial capacity of MSEs

“Article 4. Use of deduction funds only for tax obligations

4.1 SUNAT may only ex officio transfer funds from deduction accounts, held by the MSEs referred to in Article 2, for the payment of tax debts administered or collected by said entity.

4.2 The causes set forth in paragraph 9.3 of Article 9 of the Consolidated Text of Legislative Decree No. 940, approved by Supreme Decree 155-2004-EF, concerning the Central Government’s Tax Obligation Payment System, shall not apply to MSEs within the scope of this law.

This article does not apply to MSEs that engage in operations, including processing on their own or by third parties, of goods classified under Chapters 26, 28, and 71 of the Customs Tariff, in accordance with the list to be established by regulation.”

“Article 5. Prohibition of transferring deduction account funds as collection SUNAT is prohibited from making ex officio transfers of funds from the deduction accounts of MSEs to be recorded as collection under circumstances not contemplated by this law, except as provided in the last paragraph of Article 4.”

Fifteenth. Amendment to Article 2 of Law No. 31358, Law establishing measures for the expansion of concurrent control

Article 2 of Law No. 31358 is amended as follows:

“Article 2. Financing of concurrent control

2.1 For the implementation of the governmental control mechanism in the investments referred to in Article 1 of this law, up to 0.6% (six-tenths of one percent) of their total value, excluding the formulation and evaluation phase, shall be allocated for its financing. This amount shall be incorporated into the cost structure as indirect or other costs, under a category called “Concurrent Control,” which corresponds to the financing of the actions carried out by the Office of the Comptroller General of the Republic under this form of governmental control.

2.2 The budgetary units covered by this control modality shall allocate the “Concurrent Control” category under expenditure generic 2.6 Acquisition of Non-Financial Assets.”**

2.3 The resources transferred through the financial transfers authorized in Article 4 of this law shall be made quarterly in similar percentages and shall be used for concurrent control actions and the legal and administrative actions derived from the exercise of governmental control at the national level, as well as for the operational and investment expenses necessary to strengthen the national control system.

2.4 The total amount of resources transferred throughout the project execution may not exceed the value referred to in numeral 2.1.

Sixteenth. Amendment to numeral 2 of Article 73 of Law No. 32069, General Law on Public Procurement

Numeral 2 of Article 73 of Law No. 32069 is amended as follows: “Article 73. Timing for filing an appeal

(...)

73.2 The guarantee for filing the appeal must be granted in favor of the contracting entity or the OECE, as appropriate. The amount of the guarantee is up to 3% of the amount of the selection procedure or the item being appealed. In the case of micro and small enterprises, the amount of the guarantee is 0.5% of the amount of the selection procedure or the item being appealed, up to a limit of twenty-five (25) UITs in force at the time of filing the appeal.

(...)”

Seventeenth. Amendment to the Third Transitional Supplementary Provision of Law No. 32069, General Law on Public Procurement

The Third Transitional Supplementary Provision of Law No. 32069 is amended to read as follows:

“Third. Progressive implementation of investigating authorities and validity of the appointment of members of the Public Procurement Tribunal

1.

Within a period not exceeding the first quarter of fiscal year 2026, the OECE shall implement the investigating authorities for the administrative sanctioning procedures under the jurisdiction of the Public Procurement Tribunal, in accordance with the provisions of Law No. 27444, General Administrative Procedure Law.

2.

The Regulations shall establish the provisions applicable to administrative sanctioning procedures initiated from the entry into force of this Law and until the implementation referred to in numeral 1. Procedures initiated after said implementation shall be subject to the provisions of this Law.

3.	The members of the Public Procurement Tribunal who hold valid appointments upon the entry into force of this Law shall continue to serve until completing the term for which they were appointed.

4.

Once the term for which they were appointed has expired, and if their replacements have not yet been appointed as a result of the public selection process conducted by the respective multisectoral committee, they may remain in office for a maximum period of one year.

5.

For those members of the Public Procurement Tribunal whose appointments have expired as of the date of entry into force of this Law, their tenure may be extended for a maximum period of six months only.”

Eighteenth. Amendment to the Second Final Supplementary Provision of Law No. 29230, Law Promoting Regional and Local Public Investment with Private Sector Participation

The Second Final Supplementary Provision of Law No. 29230 is amended as follows: “SECOND. Limit for the ‘Regional and Local Public Investment – Public Treasury’ (CIPRL) certificates

The maximum amount of CIPRL certificates issued under this law shall not exceed the sum of the transfers made to the respective Regional and/or Local Governments from Earmarked Resources derived from the canon and overcanon, FONCOR, royalties, customs revenue, and participations during the two (02) years prior to the year in which the calculation is made, plus the budget ceiling for the same concept included in the Opening Institutional Budget as of the date of calculation.

In the case of Regional and Local Governments that have signed investment agreements, to determine the maximum amount for the issuance of new CIPRLs, the amounts of such agreements and the amounts that have been deducted from the source of Earmarked Resources—derived from the canon and overcanon, FONCOR, royalties, customs revenue, and participations—by the General Directorate of the Public Treasury for CIPRL repayments shall be taken into account, as established by regulation.

This provision does not apply when financing comes from the sources regulated in items b) (except FONCOR), c), d), and e) of numeral 8.1 of Article 8 of this law.”

Nineteenth. Amendment to Article 15-A of Law No. 30220, University Law Article 15-A of Law No. 30220, as incorporated by Article 2 of Law No. 32105, is amended to read as follows:

“Article 15-A. Assurance of basic quality conditions

The National Superintendence of Higher University Education (SUNEDU) ensures compliance with basic quality conditions through oversight and supervisory processes. These processes include the implementation of a continuous monitoring and evaluation platform, periodic external inspections, an early warning system, the submission of annual compliance reports, and the application of sanctions and corrective measures. Furthermore, SUNEDU is authorized to charge licensed universities the corresponding fees when they request the registration of new programs or modifications to their licensed educational offerings. To this end, SUNEDU may establish the relevant rates through regulatory provisions.”

The National Superintendence of Higher University Education (SUNEDU) imposes the respective fees in its Single Text of Administrative Procedures (TUPA) with the purpose of having the necessary financial resources to timely verify compliance with the basic quality conditions in the newly registered academic offerings. Thus, SUNEDU sets the corresponding payments, as appropriate.

All of this aims to ensure the maintenance and improvement of educational quality standards in both public and private universities.

Twentieth. Amendment to numeral 17.5 of Article 17 of Law No. 30220, University Law Numeral 17.5 of Article 17 of Law No. 30220, amended by Article 2 of Law No. 31520, is amended to read as follows:

“Article 17. Governing Board 17.5

Members of the Governing Board may not be persons who:

•

Hold shares or stakes in universities or their related companies, or other legal entities linked to the activities or matters regulated by SUNEDU, nor may their spouses or relatives up to the third degree of consanguinity and second degree of affinity.

•	If they have done so, they must have ceased such activity before applying for the position.

•	Be authorities, directors, legal representatives, proxies, advisors, or permanent consultants of universities or legal entities linked to them.

•	If they have done so, they must have ceased such activity before assuming the position.

•	Having been a user of the mentioned entities does not constitute a cause for disqualification.

(...)”

Twenty-first. Amendment to Articles 4 and 5 of Law No. 31903, Law establishing the free disposal of funds from deduction accounts to strengthen the financial capacity of micro and small enterprises (MSEs)

Articles 4 and 5 of Law No. 31903 are amended as follows:

“Article 4. Use of deduction funds only for tax obligations

4.1 SUNAT may only transfer ex officio funds from deduction accounts held by the MSEs referred to in Article 2, for the payment of tax debts administered or collected by SUNAT.

4.2 The causes set forth in paragraph 9.3 of Article 9 of the Consolidated Text of Legislative Decree No. 940, approved by Supreme Decree 155-2004-EF, concerning the Central Government’s Tax Obligation Payment System, shall not apply to MSEs under this law.

This article does not apply to MSEs that carry out operations, including own or third- party processing, of goods classified under Chapters 26, 28, and 71 of the Customs Tariff, according to the list to be established by regulation.”

“Article 5. Prohibition on transferring deduction account funds as tax collection SUNAT is prohibited from making ex officio transfers of funds from the deduction accounts of MSEs as tax collection in circumstances not contemplated by this law, except as provided in the last paragraph of Article 4.”

Repealing Complementary Provisions

Only. Repeal Article 26, the third paragraph of the Second Final Complementary Provision of Legislative Decree No. 1439, and the Second Transitional Complementary Provision of Legislative Decree No. 1439.

Communicated to the Madam President of the Republic for promulgation. In Lima, on the thirtieth day of November, two thousand twenty-four.

EDUARDO SALHUANA CAVIDES

President of the Congress of the Republic

ALEJANDRO ENRIQUE CAVERO ALVA

Third Vice President of the Congress of the Republic To Madam President of the Republic:

THEREFORE:

I order it to be published and complied with.

Given at the Government Palace, in Lima, on the fifth day of December, two thousand twenty-four.

DINA ERCILIA BOLUARTE ZEGARRA

President of the Republic

GUSTAVO LINO ADRIANZÉN OLAYA

President of the Council of Ministers

ECONOMY AND FINANCE

Ministerial Resolution that Dictates Complementary Provisions for the Implementation of a Debt Management Operation under the Modality of Exchange and/or Repurchase of Global Bonds, a Debt Operation and an External Issuance of Bonds

MINISTERIAL RESOLUTION No. 311-2025-EF/52

Lima, June 24, 2025

INASMUCH:

That, by virtue of the provisions of Articles 6, 7 and 8 of Law No. 32187, Law on Public Sector Indebtedness for Fiscal Year 2025, Ministerial Resolution No. 280-2025-EF/52 is issued, which dictates, among others, provisions for the implementation of a debt management operation under the modality of exchange and/or repurchase of sovereign bonds, a debt operation, an internal bond issue, as well as the contracting of financial advisory, legal advice and other specialized services by virtue of Legislative Decree No. 1437, Legislative Decree of the National Public Debt System, providing that the Republic of Peru issue an internal bond issue, intended to finance the aforementioned operations;

That, in order to implement the provisions of the aforementioned Ministerial Resolution, there were, among others, financial advisory services, specialized international and local legal advice, and other specialized services, contracted subject to the provisions of the Third Final Supplementary Provision of Legislative Decree No. 1437, as well as the provisions of the “Procedures for the Contracting of Legal Advisory Services, Financiera Servicios Especializados, within the framework of the Legislative Decree No. 1437, Legislative Decree of the National Public Debt System”, approved by Supreme Decree No. 167-2021-EF; having also contemplated in their respective terms of reference the implementation of a debt management operation under the modality of exchange and/or repurchase of global bonds, a debt operation and an external issuance of bonds in dollars;

That the debt management operation under the modality of exchange and/or repurchase of global bonds, the debt operation and the external issuance of bonds in dollars intended to finance the aforementioned operations in conjunction with the operations implemented in the aforementioned Ministerial Resolution are part of a comprehensive operation;

That, for its part, paragraph 8.1 of Article 8 of Law No. 32187 provides that for the implementation of the debt management operations referred to in Article 7 of the aforementioned Law, as well as for the implementation of the external bond issuances referred to in Articles 6 and 7 mentioned above, and the implementation of internal bond issuances in the event of the use of a placement mechanism to replace the Market Makers Program, a ministerial resolution of the Ministry of Economy and Finance determines the general conditions of the respective bonds, the designation of the investment bank or banks that provide their structuring and placement services, as well as the entities that provide complementary services, among other aspects;

That, for its part, paragraph 6.2 of Article 6 of Law No. 32187, provides that, when the amount of indebtedness provided for in paragraphs 1 and 2 of paragraph 3.2 of Article 3 is reassigned in accordance with the provisions of paragraph 3.3 of Article 3 of the aforementioned Law, it is approved the external or internal issuance of bonds that, in one or more placements, may be made by the National Government up to the amount resulting from the recomposition of the amounts of indebtedness provided for in the aforementioned Article 3;

That, likewise, in accordance with the provisions of numeral 3.3 of Article 3 of the aforementioned Law No. 32187, the General Directorate of the Public Treasury of the Ministry of Economy and Finance is authorized to make reassignments between the amounts of indebtedness provided for in paragraphs 1 and 2 of paragraph 3.1 and in paragraphs 1 and 2 of paragraph 3.2, indistinctly, including the amount not placed of the issue approved in paragraph 6.1 of Article 6 of Law No. 32187, without exceeding the total sum of the maximum amount established by law, for external indebtedness and internal indebtedness, as applicable;

That, in accordance with the provisions of paragraph 3.4 of Article 3 mentioned above, prior to the reassignment, the Ministry of Economy and Finance must report thereon to the Budget and General Account Committee of the Republic of the Congress of the Republic, indicating the amounts and reasons for such reassignment, for their knowledge;

That, in this regard, through Official Letter No. 1695-2025-EF /13.01, the Ministry of Economy and Finance submits to the Congress of the Republic Report No. 060-2025-EF/52.04 prepared by the General Directorate of the Public Treasury, reporting on the reallocation between the maximum amounts of agreements, external and internal, authorized in Law No. 32187;

That, for the external issuance of bonds, the contract called “Indenture Agreement” will be used, the text of which was approved by Ministerial Resolution No. 258. 2015-EF/52;

That, additionally, for the implementation of the operations, debt management of and indebtedness, as well as for the external issuance of bonds indicated in the preceding recitals, it is also required to approve the texts of the documents, “Preliminary Prospectus Supplement (Bond Offering)”, “Prospectus Supplement (Exchange and Tender Offer)”; as well as the contracts called “Underwriting Agreement”, “Dealer Manager Agreement” and “Trustee, Registrar, Paying Agent Fee Schedule”;

In accordance with the provisions of Legislative Decree No. 1437, Legislative Decree of the National Public Debt System and Law No. 32187, Public Sector Indebtedness Law for Fiscal Year 2025;

RESOLVED:

Article 1.- External issuance of bonds

For the purposes of the external issuance of bonds approved by Articles 6 and 7 of Law No. 32187, Public Sector Indebtedness Law for Fiscal Year 2025, aimed at implementing, in one or more placements, the debt management operation under the modality of exchange and/or repurchase of global bonds, In one or more tranches, as well as the debt operation, there are the following characteristics:

External Bond Issuance

Issuer	The Republic of Peru.
Financial advisers and placement agents	BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. y Santander US Capital Markets LLC.
Amount of placement or placements	To be determined when the bookbuilding mechanism is completed.

Currency	US Dollars. :

Transactions	Issuance of one or more global bonds denominated in US Dollars, from the reopening through bonds issued and/or the issuance of new bonds, the terms of which will be determined in due course.

Placement Mechanism	Through a bookbuilding mechanism.

Format	Global bonds registered with the Securities and Exchange Commission of the United States of America or such other securities commission as may be determined.

Term/ Maturity	To be determined when the bookbuilding mechanism begins.

Coupon Payment	Half-yearly on a 30/360-day basis or on the periodicity and basis determined by the uses of the market, in which each placement is made.

Listing	Luxembourg Stock Exchange.

Negotiability	Subject to the restrictions of the jurisdiction in which they are traded.

Principal Payment	At maturity or amortizable.

Applicable Law	Laws of the State of New York of the United States of America.

Article 2.- Of the debt included in the debt management operation and amount of the amount of the external bond issuance

By means of a Directorial Resolution of the General Directorate of the Public Treasury of the Ministry of Economy and Finance, the debt included in the debt management operation is determined, as well as the amount of the external issuance of bonds, in accordance with the provisions of Articles 6 and 7 of Law No. 32187, Law on Public Sector.

Article 3.- Approval of documents and contracts

Approve the texts of the documents, “Preliminary Prospectus Supplement (Bond Offering)”, “Prospectus Supplement (Exchange and Tender Offer)”; as well as the contracts called “Underwriting Agreement”, “Dealer Manager Agreement” and “Trustee, Registrar, Paying Agent Fee Schedule” corresponding to the implementation of debt and debt management operations, as well as the external issuance of bonds.

Article 4.- Attention to debt service

The amortization service, interest and other expenses caused by the external issuance of bonds issued in accordance with the provisions of this Ministerial Resolution are provided by the Ministry of Economy and Finance, charged to the budgetary resources allocated to the payment of public debt service.

Article 5.- Signing of documents

To authorize the Director General of the General Directorate of the Public Treasury of the Ministry of Economy and Finance to sign, on behalf of the Republic of Peru, the documents related to the external issuance of bonds corresponding to the debt operation and the debt management operation under the modality of exchange and/or repurchase of global bonds, referred to in Article 3 of this Ministerial Resolution.

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RAÚL PÉREZ REYES ESPEJO

Minister of Economy and Finance

2412873-1